Exhibit 23.7

Consent of Cushman & Wakefield

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by Americold Realty Trust and the related prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”) and the references to the market reports dated December 1, 2017 prepared by Cushman & Wakefield for Americold Realty Trust wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Market Data and Forecasts,” “Industry Overview,” “Temperature-Controlled Storage Cushman & Wakefield Report” and “Experts” in the Registration Statement.

CUSHMAN & WAKEFIELD

By:	/s/ Marius Andreasen
Name:	Marius Andreasen
Title:	Senior Managing Director

Dated: 12-17-2017